Exhibit 10.20

RESIGNATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

Presentation Date: November 23, 2009; Return to Lisa Brummel on December 20, 2009

1. I, Christopher P. Liddell, have resigned from the position of Chief Financial Officer of Microsoft Corporation (“Microsoft”) effective November 24, 2009. I have resigned from employment effective December 31, 2009 (“Resignation Date”) and will remain employed through December 31. Between November 24 and December 31, I wish to receive the consideration described in paragraph 2 below, to which I would not be otherwise entitled, and in exchange for that consideration I have chosen to sign this Resignation Agreement and Full and Final Release of Claims (“Agreement”). I acknowledge that my execution of this Agreement is knowing and voluntary. I have had a reasonable period of time in which to consider whether to sign this Agreement.

2. Upon my timely execution of this Agreement and in exchange for my full compliance with this Agreement and honoring the commitments undertaken herein, Microsoft agrees to: (a) pay me the lump sum of $950,000, less taxes and withholding, and any other deductions taken pursuant to paragraph 11 below, on December 31, 2009; and (b) pay me the lump sum of $950,000, less taxes and withholding, on March 31, 2010. The payments described in sub-paragraphs (a) and (b) are subject to forfeiture for my violation or breach of any part of this Agreement. I agree to provide Michele A. Gammer, Associate General Counsel, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, with my current home address and telephone number through December 31, 2010.

3. I understand my rights and obligations under applicable law, and I agree, on behalf of myself and my marital community, heirs, executors, successors and assigns, to release (i.e., give up) all known and unknown claims that I currently have against Microsoft and any of its current and former parents, subsidiaries, affiliates, related companies, joint ventures, their predecessors and successors, and with respect to each such entity, all of its past, present and future officers, directors, agents and/or employees (collectively referred to as the “Released Parties”), except claims that the law does not permit me to waive by signing this Agreement. I understand and agree that this release includes, but is not limited to, any and all claims or causes of action arising under: (1) any federal, state, local or foreign law relating to employment discrimination (including the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., if applicable); (2) any federal, state, local or foreign law relating to employment or termination rights and/or benefits (including the Employee Retirement Income Security Act of 1974); and (3) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute or other legal or equitable ground. I further acknowledge that termination of my employment is permanent and the Released Parties have no obligation to notify me of employment opportunities or to offer me employment in any capacity after the Resignation Date. I understand that I am not waiving any claims arising from events occurring after the date I sign this Agreement. For purposes of the preceding sentence, and by way of example and not limitation, my separation from Microsoft is not an event occurring after the date I sign this Agreement, in as much as I have tendered my resignation and agreed to the separation in advance of signing this Agreement.

Microsoft and its current and former parents, subsidiaries, affiliates, related companies, joint ventures, and successors release me, my marital community, heirs, executors, and assigns from all known and unknown claims that they might currently have against us relating to my employment with and separation from Microsoft.

4. I agree that this Agreement is not an admission of guilt or wrongdoing by the Released Parties and I acknowledge that the Released parties do not believe or admit that they have done anything wrong. I represent that I have not filed or caused to be filed any lawsuit, complaint, or charge against Microsoft or any of the Released Parties with respect to any claim this Agreement purports to waive with any governmental agency or in any court, and that I will not file, cause to file, initiate, or pursue (except as otherwise provided in this Agreement or required by law) in such complaints, charges, or lawsuits at any time hereafter other than to enforce my rights under this Agreement.

5. I agree to keep the details surrounding and the terms of this Agreement in strict confidence except to: (a) my immediate family and financial and legal advisors on a need-to-know basis or (b) to the extent the company discloses the terms of the Agreement in any filing with the Securities & Exchange Commission pursuant to the applicable securities laws and regulations. I also agree that I will not communicate with the media or press, directly or indirectly, except with the approval of Lisa Brummel, and that I will not blog or otherwise author in any manner any online or printed publications or writings (including but not limited to any blog, posting, article, or book) or participate in any interviews, broadcasts, podcasts, or similar audio interviews about Microsoft or its officers relating to any information or data considered confidential or proprietary under Microsoft’s Confidential Information Policy or the Employee Agreement that I previously signed on April 21, 2005. The signature page of that Employee Agreement is attached as Exhibit A, along with the remainder of the form of agreement (pages 1 and 2) as Exhibit B.

I further agree that the confidentiality and non-disparagement obligations set forth in this Agreement are material terms of the Agreement, that Microsoft would not have entered into this Agreement without my agreement to them, and that breach of these obligations could cause Microsoft irreparable injury. If Microsoft establishes a breach of these obligations, I agree that Microsoft shall be entitled to recover from me, at Microsoft’s option, either the sum of $285,000 as liquidated damages, or actual damages, but not both types of damages, as well as reasonable attorney’s fees and costs incurred to enforce the Agreement.

6. I agree not to make any disparaging remarks about Microsoft, its officers or directors, or the Released Parties, including but not limited to statements relating to my employment with or separation from Microsoft. If asked about my departure from Microsoft, I will respond only that “I have resigned to pursue other opportunities.”

I also agree, at Microsoft’s reasonable request, to cooperate with Microsoft, its subsidiaries and affiliates, and any of their officers, directors, agents, employees, attorneys and advisors in Microsoft’s investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against Microsoft or any Released Party, including without limitation litigation concerning: (a) facts or circumstances about which I have any actual or alleged knowledge or expertise that was obtained during my employment with Microsoft or (b) any of my acts or omissions, real or alleged, of my employment with Microsoft. I further agree not to engage in any conduct creating a conflict of interest between myself and Microsoft in any such matter. I agree that, upon reasonable notice, I will appear and provide full and truthful testimony in proceedings associated with the above referenced matters, provided that Microsoft shall reimburse me for all reasonable travel expenses associated with the giving of testimony and shall work with me as reasonably practicable to schedule the activities contemplated by this paragraph so as not to unreasonably interfere with my other commitments.

Nothing in this Agreement, the Microsoft Confidential Information Policy, or the Employee Agreement shall be construed to prohibit me from testifying pursuant to a valid subpoena, court order, or as otherwise required by a governmental agency. I agree that before doing so, I will first provide Microsoft with notice in accordance with paragraph 7 of this Agreement.

7. I agree not to provide assistance to any current, former, or future Microsoft employee to initiate, pursue, or raise any complaints, concerns, claims, or litigation of any kind against the Released Parties, unless compelled to do so by a valid subpoena or court order. If compelled to testify or otherwise provide evidence in any proceeding, I will provide Microsoft with immediate notice of receipt of an order or other demand for my participation by giving notice to Michele A. Gammer, Associate General Counsel, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, in sufficient time for Microsoft to oppose such testimony or participation. To the extent prohibited by law, this paragraph does not prevent me from participating in government investigations.

8. I understand and agree that, as a condition of receiving the consideration described in paragraph (2), I will not be entitled to any future employment with Microsoft or its subsidiaries. I further agree that I will not apply for or otherwise seek future employment with Microsoft or its subsidiaries.

9. As required by my Microsoft Corporation Employee Agreement, I agree to return to Microsoft by the Resignation Date my Microsoft cardkey(s), corporate American Express card and phone card, if any, and any other Microsoft property in my possession or control, including but not limited to hardware, software, email files, source code, financial data, status reports, and any other proprietary or confidential data, documents and materials in any form or media. I acknowledge and agree that nothing in this Agreement is intended to, nor shall it, relieve me of any obligation I have under the Microsoft Corporation Employee Agreement, which is attached as Exhibit A, that I previously signed and such agreement remains fully binding and enforceable according to its terms.

10. I acknowledge that this Agreement contains the entire agreement of Microsoft and me as to matters discussed in it except as set forth in paragraph 9 and that it merges any and all prior written and oral communications concerning those matters. Other than what is expressly stated in this Agreement, no different or additional promises or representations of any kind have been made to induce me to sign this Agreement, which I sign freely and in the absence of any coercion or duress whatsoever. I understand that the terms of this Agreement may not be modified, amended or superseded except by a subsequent written agreement signed by myself and the undersigned Microsoft representative.

11. I authorize Microsoft to withhold from any monies owed to me by Microsoft at the time of my termination, via payroll deductions any and all monies due to Microsoft from me, including without limitation cash and travel advances, amounts due the Company Store, employee benefit plan deductions, other advances and any unpaid credit or phone card charges. I understand that any such payroll deductions are for my convenience and for my full benefit.

12. I agree that the laws of the State of Washington will govern in any action brought by either myself or Microsoft to interpret or enforce the terms of this Agreement, without regard to principles of conflicts of laws that would call for the application of the substantive law of any jurisdiction other than the State of Washington. I further agree that any dispute arising in connection with the interpretation of this Agreement or otherwise arising from or relating to this Agreement, shall be resolved in the following manner unless otherwise agreed to by the parties: (a) The parties agree to first attempt to resolve all disputes through informal negotiations. The parties contending there is a breach or other issue arising from or related to this Agreement shall provide written notice to the other party describing with specificity the nature of the breach of other issue. Within five (5) days after delivery of the written notice, the other party shall respond in writing stating its position. (b) If the parties are unable to resolve the dispute through informal negotiations, the parties agree to resolve all disputes by binding arbitration before a qualified mutually selected arbitrator. If the parties are unable to mutually agree upon an arbitrator, they shall request a panel of seven (7) arbitrators located in the State of Washington from the American Arbitration Association and alternately strike from that panel until only one is left. The party initiating the arbitration shall bear the burden of proof of breach and actual damages; provided, however, that no actual damages need to be proven for the arbitrator to award the liquidated damages provided for in this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees and cost and the non-prevailing party shall bear the arbitration costs, including the fees of the arbitrator. The arbitrator shall issue a written decision within fifteen (15) days of the end of the hearing. The decision of the arbitrator shall be final and binding and may be enforced and a judgment entered in any court of competent jurisdiction. The arbitration itself, and all testimony, documents, briefs, and arguments therein, shall be kept confidential. (c) Notwithstanding the foregoing agreements in (a) and (b), the parties agree that breach of the confidentiality and non-disparagement provisions set forth in Paragraphs 5 and 6 could cause irreparable injury to Microsoft and that it will have the right to seek immediate injunctive relief or other equitable relief enjoining any threatened or actual breach in a court in King County or the Western District of Washington.

13. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable (with the exception of the Release contained in paragraph 3), the remainder of this Agreement will remain fully valid and enforceable. To the extent any terms of this Agreement are called into question, all provisions shall be interpreted in a manner that would make them consistent with current law. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

14. In compliance with the terms of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, I expressly acknowledge that I have been given twenty-one (21) days to review this Agreement before signing it. By executing and delivering this Agreement prior to the expiration of the twenty-one days, I agree that I have waived my rights to the full review period and acknowledge I have had adequate time to review this Agreement. I also understand that I have the right to revoke this Agreement for a period of seven (7) days following my signature of it I understand that any such revocation must be in writing and must be received within the seven-day period by Michele A. Gammer. Should I revoke, I will not be entitled to receive the payments described in Paragraph 2. I understand that I am advised to seek legal counsel prior to signing this Agreement.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT AND RELEASE, THAT I FULLY UNDERSTAND ITS FINAL AND BINDING EFFECT, THAT BY SIGNING I INTENDED TO FULLY AND FINALLY RELEASE ANY AND ALL CLAIMS I MAY HAVE AGAINST MICROSOFT AND THE OTHER RELEASED PARTIES DESCRIBED IN PARAGRAPH THREE (3) ABOVE, AND THAT, PRIOR TO SIGNING THIS AGREEMENT AND RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

EMPLOYEE:

/s/ Christopher P. Liddell	12/1/09
Christopher P. Liddell	Date

MICROSOFT CORPORATION:

By /s/ Lisa Brummel	12/1/09
Lisa Brummel	Date
Sr. Vice President, HR